UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 2, 2012 (February 1, 2012)

Date of Report (date of earliest event reported)

TRANSCEPT PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-51967	33-0960223
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1003 W. Cutting Blvd., Suite #110

Point Richmond, California 94804

(Address of principal executive offices)

(510) 215-3500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 1, 2012, the Compensation Committee of the Board of Directors of Transcept Pharmaceuticals, Inc. (the “Company”) approved the following compensation terms for executive officers who are expected to be named in the Summary Compensation Table of the Company’s 2012 Proxy Statement:

Executive Officer	2012 Salary	2011 Cash Bonus(1)	2012 Annual Incentive Option Grant(2)	2012 Target Cash Bonus(3)
Glenn A. Oclassen	$560,000	$227,500	180,000	50%
President and Chief Executive Officer
Nikhilesh N. Singh	$350,000	$111,650	60,000	40%
Senior Vice President, Chief Scientific Officer
Thomas P. Soloway	$350,000	$110,600	60,000	40%
Senior Vice President, Chief Financial Officer
Marilyn E. Wortzman	$260,000	$73,500	30,000	35%
Vice President, Finance

(1)

Bonus payments under the 2011 cash bonus plan were not payable unless Intermezzo was approved by the FDA and were based 70% on such approval and 30% on discretion. FDA approval was received on November 23, 2011. 2011 bonus payments are 100% of the 2011 target bonus amount.

(2)	2012 Annual Incentive Options were granted under the Company’s 2006 Incentive Award Plan on February 1, 2012 at an exercise price of $8.09 per share (the closing price of the Company’s common stock on The NASDAQ Stock Market on such date) and vest monthly thereafter in equal increments over 48 months.
(3)	Bonus payments under the 2012 cash bonus plan are not payable unless the corporate goals are determined to have been achieved at a 50% level, and are based 70% on such achievement and 30% on discretion.

The Company will provide additional information regarding the compensation paid to the named executive officers for fiscal year 2011 in its proxy statement for the 2012 Annual Meeting of Stockholders, which is expected to be filed with the Securities and Exchange Commission before the end of April 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCEPT PHARMACEUTICALS, INC.
Date: February 2, 2012

	By:	/s/ Marilyn E. Wortzman
Name: Marilyn E. Wortzman
Title: Vice President, Finance